Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and between

FLY-E GROUP, INC., FLY E-BIKE, INC. and FLY EV, INC.

And

PEAPACK-GLADSTONE BANK

Dated as of August 5, 2024

Table of Contents

SECTION I. DEFINITIONS AND INTERPRETATION		1

1.1.	Terms Defined	1
1.2.	Accounting Principles	10
1.3.	Construction	10

SECTION II. THE LOANS		10

2.1.	Revolving Credit - Description	10
2.2.	Advances and Payments	11
2.3.	Interest	12
2.4.	Additional Interest Provisions	13
2.5.	Fees and Charges	16
2.6.	Prepayments	16
2.7.	Use of Proceeds	16
2.8.	Capital Adequacy	16
2.9.	Requirements of Law	17

SECTION III. COLLATERAL		18

3.1.	Collateral	18
3.2.	Lien Documents	19
3.3.	Other Actions	19
3.4.	Searches, Certificates	19
3.5.	Landlord’s and Warehouseman’s Waivers; Access Agreements	20
3.6.	Filing Security Agreement	20
3.7.	Power of Attorney	20

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES		20

4.1.	Resolutions, Opinions, and Other Documents	20
4.2.	Absence of Certain Events	21
4.3.	Warranties and Representations at Closing	21
4.4.	Compliance with this Agreement	21
4.5.	Closing	22
4.6.	Waiver of Rights	22
4.7.	Conditions for Future Advances	22

SECTION V. REPRESENTATIONS AND WARRANTIES		22

5.1.	Organization and Validity	22
5.2.	Places of Business	23
5.3.	Pending Litigation	23
5.4.	Title to Properties	23
5.5.	Governmental Consent	23
5.6.	Taxes	24
5.7.	Financial Statements	24
5.8.	Full Disclosure	25
5.9.	Subsidiaries	25
5.10.	Investments, Guarantees, Contracts, etc.	25
5.11.	Government Regulations, etc.	25
5.12.	Business Interruptions	26
5.13.	Names and Intellectual Property	26
5.14.	Other Associations	27
5.15.	Environmental Matters	27
5.16.	Regulation O	28
5.17.	Capital Stock	28
5.18.	Solvency	28
5.19.	Perfection and Priority	28
5.20.	Commercial Tort Claims	28
5.21.	Letter of Credit Rights	28
5.22.	Deposit Accounts	29
5.23.	Anti-Terrorism Laws	29

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SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS		29

6.1.	Payment of Taxes and Claims	29
6.2.	Maintenance of Properties and Corporate Existence	30
6.3.	Business Conducted	31
6.4.	Litigation	31
6.5.	Issue Taxes	31
6.6.	Bank Accounts	31
6.7.	Employee Benefit Plans	31
6.8.	Financial Covenants	32
6.9.	Financial and Business Information	32
6.10.	Officers’ Certificates	33
6.11.	Field Exams, Audits and Inspection; Appraisals	34
6.12.	Other Reports	34
6.13.	Information to Participant	34
6.14.	Material Adverse Developments	34
6.15.	Places of Business	34
6.16.	Commercial Tort Claims	34
6.17.	Letter of Credit Rights	35
6.18.	Electronic Transmission	35

SECTION VII. BORROWER’S NEGATIVE COVENANTS		35

7.1.	Merger, Consolidation, Dissolution or Liquidation	35
7.2.	Acquisitions	35
7.3.	Liens and Encumbrances	35
7.4.	Transactions With Affiliates or Subsidiaries	35
7.5.	Guarantees	36
7.6.	Distributions, Bonuses and Other Indebtedness	36
7.7.	Loans and Investments	36
7.8.	Use of Lenders’ Name	36
7.9.	Miscellaneous Covenants	36
7.10.	Jurisdiction of Organization	36

SECTION VIII. DEFAULT		37

8.1.	Events of Default	37
8.2.	Cure	39
8.3.	Rights and Remedies on Default	39
8.4.	Nature of Remedies	40
8.5.	Set-Off	40

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SECTION IX. MISCELLANEOUS		41

9.1.	Governing Law	41
9.2.	Integrated Agreement	41
9.3.	Waiver	41
9.4.	Indemnity	41
9.5.	Time	42
9.6.	Expenses of Lender	42
9.7.	Brokerage	42
9.8.	Notices	43
9.9.	Headings	43
9.10.	Survival	43
9.11.	Successors and Assigns	44
9.12.	Duplicate Originals	44
9.13.	Modification	44
9.14.	Signatories	44
9.15.	Third Parties	44
9.16.	Discharge of Taxes, Borrower’s Obligations, Etc.	44
9.17.	Withholding and Other Tax Liabilities	45
9.18.	Consent to Jurisdiction	45
9.19.	Additional Documentation	45
9.20.	Waiver of Jury Trial	45
9.21.	Consequential Damages	45

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (“Agreement”) is dated this 5th day of August, 2024 (“Effective Date”), by and between FLY-E GROUP, INC., FLY E-BIKE, INC. and FLY EV, INC., each a Delware corporation (collectively the “Borrower”), and PEAPACK-GLADSTONE BANK, a banking corporation organized under the laws of the State of New Jersey (“Lender”).

BACKGROUND

A. Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Account - All of the “accounts” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

Account Debtor - Any Person obligated on any Account owing to Borrower.

Adjusted Net Worth – At any time, Tangible Net Worth plus Subordinated Debt.

Advance(s) - Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit.

Advance Request – Section 2.2(b)(ii).

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Anti-Terrorism Laws - Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale - The sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than Borrower, of any Property which has a value greater than $200,000.00 and which is now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Assignment of Claims Act – The Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

Authorized Officer - Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Covenant Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit A attached hereto.

Bank Affiliate - With respect to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of any class of Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code – Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Base Rate – The rate published from time to time in The Wall Street Journal as the “U.S. Prime Rate” or, in the event The Wall Street Journal ceases to be published, goes on strike, is otherwise not published or ceases publication of “Prime Rates,” the base, reference or other rate then designated by Lender, in its sole discretion, for general commercial loan reference. The Base Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers. The Lender will not be obligated to notify the Borrower of any change in the Base Rate. Should the Base Rate ever go lower than the Floor, the Lender will deem the rate to be the Floor for the purposes of this Agreement.

Base Rate Loans – The Loans accruing interest based on a rate determined by reference to the Base Rate.

Blocked Person - Section 5.23.

Business Day – A day other than Saturday or Sunday when Lender is open for business in New Jersey.

Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Expenditures – For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Change of Control – Means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding Capital Stock of the Borrower, [(b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower] [or] [(c) the [Equity Investors] shall cease to own [100%] of the voting and economic Capital Stock of [the Borrower]].

Closing – Section 4.5.

Closing Date – Section 4.5.

CME – CME Group Benchmark Administration Limited.

Collateral - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents and any Hedging Agreement.

Conforming Changes - With respect to the use, administration of or any conventions associated with SOFR, any conforming changes to the definition of “Base Rate”, “SOFR”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Lender, subject to the Borrower’s consent (not to be unreasonably withheld), to reflect the adoption and implementation of such applicable rate(s).

Covenant Compliance Certificate - Section 6.10.

Daily Simple SOFR - With respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Disqualified Stock - Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Revolving Credit Maturity Date.

Distribution -

a. Cash dividends or other cash distributions (including Permitted Tax Distributions) on any now or hereafter outstanding Capital Stock of Borrower;

b. The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

c. Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower.

Dollar, Dollars and U.S. Dollars and the Symbol $ - Lawful money of the United States of America.

Effective Date – The date set forth above.

Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect from time to time.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be in effect, from time to time.

Event of Default - Section 8.1.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced and as may be in effect from time to time.

Expenses - Section 9.6.

Floor – five and one-half percent (5.50%).

GAAP - Generally accepted accounting principles as in effect on the [Closing Date] [applicable date] applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Documents, the Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such changes in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to computed in accordance with GAAP prior to such changes therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before any after giving effect to such change in GAAP.

Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantor – Shall be any Person who guarantees the obligations of Borrower hereunder.

Hazardous Substances – Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Indebtedness - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all net obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Inventory - All of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

IRS - Internal Revenue Service.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loans –Either the unpaid balance of Advances under the Revolving Credit, or the Term Loan, as the context may require.

Loan Documents – Collectively, this Agreement, the Revolving Credit Note or Term Loan Note, as applicable, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Maximum Revolving Credit Amount - The sum of Five Million and 00/100 Dollars ($5,000,000.00).

Note – The Revolving Credit Note.

Non-SOFR Successor Rate - Section 2.4(h).

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower or any Guarantor to Lender or any other subsidiary of Lender or Bank Affiliate, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender or any other subsidiary of Lender or Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit and any extensions, modifications, substitutions, increases and renewals thereof; any Hedging Obligations; the payment of all amounts advanced by Lender or any other subsidiary of Lender or Bank Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other subsidiary of Lender or Bank Affiliate. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary of Lender or Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary of Lender or Bank Affiliate to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, Hedging Agreement or other instrument, document or agreement between Borrower and Lender or any other subsidiary of Lender or Bank Affiliate.

Other Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device between Borrower and a Person other than Lender (or any Affiliate of Lender).

Overadvance - Section 2.1(a)(i).

PBGC - The Pension Benefit Guaranty Corporation.

Permitted Indebtedness – (a) Indebtedness to Lender in connection with the Revolving Credit or otherwise pursuant to the Loan Documents; (b) Indebtedness under an Other Interest Rate Hedging Instrument provided such Other Interest Rate Hedging Instrument is entered into in the ordinary course of business and not for speculative purposes and is in form and substance acceptable to Lender; (c) trade payables incurred in the ordinary course of Borrower’s business; (d) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed $500,000.00, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing, (e) Indebtedness existing on the Closing Date that is identified and described on Schedule 1.1(a) attached hereto and made part hereof.

Permitted Investments - (a) investments and advances existing on the Closing Date that are disclosed on Schedule 5.10(a), and (b) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

Permitted Liens - (a) Liens securing taxes, assessments or governmental charges or levies not delinquent; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets security purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (d) Liens existing on the Closing Date and shown on Schedule 1.1(b) attached hereto and made part hereof and (e) Liens in favor of Lender securing the Obligations.

Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Property - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Relevant Governmental Body - The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

Requirement of Law – Collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Reserves – Such usual and customary amounts as may be required by Lender, at any time and from time to time without prior notice to Borrower, which Lender deems to be adequate to reserve against the Borrower’s Obligations to Lender or its affiliates or any guarantess or other contingent debts of the Borrower.

Revolving Credit - Section 2.1(a).

Revolving Credit Closing Fee - Section 2.5(a).

Revolving Credit Maturity Date – August 31, 2025, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Revolving Credit Note - Section 2.1(b).

SOFR - The Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

SOFR Successor Rate - Section 2.4(h).

Spread – Three and one-half percent (3.50%).

Subordinated Debt - Indebtedness of Borrower subject to payment terms and subordination provisions set forth in a written subordination agreement or intercreditor agreement reasonably acceptable to Lender in its sole discretion.

Subsidiary - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Tangible Net Worth - At any time, the amount by which all of Borrower’s consolidated assets (less (i) trademarks, copyrights, goodwill, covenants not to compete, and all other assets which would be classified as intangible assets under GAAP; and (ii) assets owing from Affiliates, officers, directors, shareholders and employees), exceed all of Borrower’s consolidated liabilities, all as would be shown on Borrower’s consolidated balance sheet prepared in accordance with GAAP.

Type - with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

UCC - The Uniform Commercial Code as adopted in the State of New Jersey, as in effect from time to time.

Unused Line Fee - A fee payable quarterly in arrears on the first Business Day after the end of each calendar quarter in an amount equal to the product of (x) ..25 percent (.25%) multiplied by (y) the excess, if any, of the Revolving Credit over the sum of the average principal amount of all Revolving Credit Notes outstanding from time to time during the preceding quarter.

Unfunded Capital Expenditures – Capital Expenditures that are not financed through interest bearing Indebtedness.

U.S. Government Securities Business Day - Any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.8, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.[Notwithstanding anything in this Agreement to the contrary, all obligations of any person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of Financial Accounting Standards Board (FASB) ASC 842 and related interpretations shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations under the Agreement (whether or not such operating lease obligations were in effect on such date), notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations (however defined) in the financial statements.]

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

1.4. Lender does not warrant, nor accept responsibility, nor shall Lender have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION II. THE LOANS

2.1. Revolving Credit - Description:

a. i. Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include Advances extended by Lender to or for the benefit of Borrower from time to time hereunder. [The aggregate principal amount of unpaid Advances, shall not at any time exceed the lesser of the Revolving Credit or the Borrowing Base.] Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date.

ii. Lender may, at all times, be entitled to reduce or increase the advance rates and standards of eligibility under this Agreement upon reasonable advance notice to Borrower.

b. At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount (“Revolving Credit Note”). The Revolving Credit Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Revolving Credit, with interest as herein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof. The Revolving Credit Note shall be in form and substance satisfactory to Lender.

c. The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit.

2.2. Advances and Payments:

a. Borrower will make payments of interest-only due on the first day of each quarter commencing with the payment due on November 1, 2024 and continuing on February 1, 2025, May 1, 2025 and August 1, 2025. If not sooner paid, the entire amount of outstanding principal and interest shall be due and payable in full on the Revolving Credit Maturity Date. Except to the extent otherwise set forth in this Agreement (or in the case of a Hedging Agreement or other applicable agreements), all payments of principal and of interest on the Revolving Credit, and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its banking office at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921, or such other office as Lender may designate in writing, in United States dollars, in immediately available funds. Borrower hereby authorizes Lender to charge checking account number [*****] maintained at Lender and further agrees that Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge any of Borrower’s operating and/or deposit account(s), in any event for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses. Alternatively, Lender may in its discretion (and Borrower hereby authorizes Lender to) make a Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder. There shall not be more than five (5) Revolving Credit Notes outstanding at one time. Borrower acknowledges that Borrower’s failure to maintain sufficient funds in any checking, operating or deposit account for payment of any of the Obligations, or Lender’s failure to charge any such account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b. Advances which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower’s operating account with Lender.

i. All Advances requested by Borrower under the Revolving Credit (other than the initial Advance made on or about the date hereof which must be at least equal to $_____________) must be in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) and integral multiples of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in excess thereof (other than the initial Advance made on or about the date hereof

ii. When Revolving Credit outstandings reach $3,000,000.00, the Borrower is required to submit inventory invoices to support the advance request and each advance request thereafter. Each advance request must be in the minimum amount of $250,000.00, and is subject to underwriter review. This requirement will remain in effect until Lender provides guidance after the receipt and review of the Borrower’s March 31, 2025 fiscal year end financial statements.

iii. All Advances requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request (“Advance Request”) executed by an Authorized Officer in the form of Exhibit B attached hereto. Requests for Loans must be requested by 2:00 p.m. Eastern time, on the date such Advance is to be made. If the aggregate principal amount of unpaid Advances, including the principal amount requested in the Advance Request, would exceed the Borrowing Base based on the latest Borrowing Base Certificate required to have been received by Lender pursuant to Section 6.9(a)(v), then Borrower shall submit a Borrowing Base Certificate with such Advance Request evidencing that the principal amount of unpaid Advances, including the principal amount requested in the Advance Request, will not exceed the Borrowing Base. Each Advance Request shall specify (i) whether Borrower is requesting a Revolving Loan or a conversion of Loans from one Type to the other, (ii) the requested date of the borrowing (which shall be a Business Day), (iii) the principal amount of the Loans to be borrowed, and (iv) the Type of Loans to be borrowed. If Borrower fails to specify a Type of Loan in an Advance Request, then the applicable Loans shall be made as, or converted to, Base Rate Loans. During the existence of a Default, no Loans may be requested as Term SOFR Loans without the consent of Lender, and Lender may demand that any or all of the then outstanding Term SOFR Loans be converted immediately to Base Rate Loans, and Borrower agrees to pay all amounts due under Section Section 2.4(g) in accordance with the terms thereof due to any such conversion.

iv. Upon receiving a request for an Advance in accordance with subparagraph (ii) above, on or before 2:00 p.m. Eastern time on the applicable Business Day and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower on the requested Business Day. In the event such request for an Advance is received after 2:00 p.m. Eastern time on the applicable Business Day, the Lender shall make the requested Advance available to Borrower as soon as practicable on the following Business Day (subject to the conditions set forth in this Agreement).

2.3. Interest:

a. The unpaid principal balance of Advances under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to the Term SOFR plus the Spread, and such rate to change automatically on the same day there is a change in the Base Rate. The initial rate for Term SOFR shall be Term SOFR as of the first Business Day of the calendar month which includes the date first above written, and thereafter Term SOFR shall be reset on the first Business Day of every calendar quarter (herein, a “Change Date”) and remain in effect until the next Change Date.

b. On every calendar quarter, beginning November 1, 2024, the interest rate will be reset to the prevailing SOFR (in effect 30-days prior to the reset date) plus 3.500%, rounded to the highest 1/8th; with a floor of five and one-half percent (5.50%).

c. Interest shall be due and payable monthly on the first day of each month, and on the Revolving Credit Maturity Date.

2.4. Additional Interest Provisions:

a. Interest on Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

b. After the occurrence and during the continuance of an Event of Default hereunder (and after giving of any required notice and the expiration of any applicable cure period), the per annum effective rate of interest on all outstanding principal under the Loans, shall be increased by five hundred (500) basis points. All such increases may be applied retroactively to the date of the occurrence of such Event of Default. Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

e. With respect to Term SOFR the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, the Lender shall provide the Borrower with written notice of any such Conforming Changes reasonably promptly after the Lender determines that such changes are necessary. Any amendments implementing such Conforming Changes shall become effective on the date specified in the notice, and no further action or consent of the Borrower shall be required to effect such amendments; provided, however, that the Lender shall consider any reasonable requests by the Borrower for modifications to such amendments and will use commercially reasonable efforts to accommodate such requests.

f. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund or charge interest with respect to any borrowing, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by Lender to Borrower, any obligation of Lender to make Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, convert all Term SOFR Loans to Base Rate Loans on the next Business Day, if Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Term SOFR Loans.

g. [Reserved.]

h. (a) If in connection with any request for a Term SOFR Loan or a conversion to Term SOFR Lender reasonably determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.4(h)(b) below, and the circumstances under clause (i) of (h)(b) below or the Scheduled Unavailability Date has occurred (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) Lender determines that for any reason (which determination shall be conclusive absent manifest error) that Term SOFR with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to the Lender of funding such Term SOFR Loan, Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans) until the Lender revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a Borrowing of or conversion, as applicable, Term SOFR Loans (to the extent of the affected Term SOFR Loans) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Lender determines (which determination shall be conclusive absent manifest error), or Borrower notifies the Lender that Borrower has determined, that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month and three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to Lender, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Lender (any such date, the “Term SOFR Replacement Date”), which date shall be, in the case of Term SOFR Loans, on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (y) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (A) if Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in clause (b)(i) or (ii) above have occurred with respect to the Successor Rate then in effect, then in each case, Lender and Borrower may amend this Agreement and the other Loan Documents solely for the purpose of replacing Term SOFR, or any then current Successor Rate in accordance with this section (h) at the relevant interest payment date or payment period (or, in the case of a daily floating interest rate, upon the effectiveness of such amendment) for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.

Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Lender.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Lender shall provide each such amendment implementing such Conforming Changes to Borrower reasonably promptly after such amendment becomes effective.

2.5. Fees and Charges:

a. At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit (“Revolving Credit Closing Fee”) of Twenty Thousand and 00/100 Dollars ($20,000.00), less amounts previously paid thereon.

b. From and after the Effective Date and until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, the Borrower shall pay to Lender an Unused Line Fee.

c. Borrower shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within five (5) days of the due date. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations. Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.6. Prepayments:

a. Borrower may prepay the Revolving Credit or Term Loan in whole or in part at any time or from time to time, without penalty or premium, with at least two (2) Business Days’ prior notice. Any prepayment in full shall be accompanied by all accrued and unpaid interest. Each prepayment of the Term Loans pursuant to this Section shall be applied to the installments of the Term Loans.

2.7. Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit or Term Loan shall be used for working capital and general corporate purposes, including, without limitation, using the proceeds of the Revolving Credit or Term Loan to pay off a previous loan to Borrower, for capital expenditures, acquisitions, or other business opportunities as they arise.

2.8. Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender’s capital with regard to the Loans is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return. Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable. Any rules, regulations, policies, guidelines, directives or similar requirements adopted, promulgated or implemented in connection with (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (b) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States Governmental Authority, in each case pursuant to Basel III, shall in all events are deemed to have been imposed, introduced and adopted after the date of this Agreement.

2.9. Requirements of Law:

a. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

i. shall subject Lender to any tax of any kind whatsoever with respect to any Base Rate Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

ii. shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Base Rate hereunder; or

iii. shall impose on such Lender any other condition;

and the result of any of the foregoing is to materially increase the cost to Lender of making or maintaining Base Rate Loans, or to reduce any amount receivable hereunder, or under any Note, then, in any such case, Borrower shall promptly pay Lender, upon its demand, any additional amounts necessary to compensate Lender for such additional costs or reduced amount receivable which Lender reasonably deems to be material as determined by Lender, with respect to its Base Rate Loans. A certificate as to any additional amounts payable pursuant to this Section 2.9 submitted by Lender to Borrower shall be presumptive evidence of such amounts owing. Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this Section 2.9; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal regulatory burdens deemed by Lender in good faith to be material.

b. The agreements in this Section 2.9 shall survive the termination of this Agreement and payment of the Obligations.

SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents and any Hedging Agreement:

a. Personal Property: Borrower hereby assigns and grants to Lender, for itself and as agent for any of its Affiliates counterparty to or otherwise holding any Obligations, a continuing Lien on and security interest in, upon and to all assets of Borrower, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located (all capitalized terms used in this Section 3.1(a) without further definition in this Agreement shall have the respective meaning set forth in the UCC):

i. Accounts - All Accounts;

ii. Chattel Paper - All Chattel Paper;

iii. Documents - All Documents;

iv. Instruments - All Instruments;

v. Inventory - All Inventory;

vi. General Intangibles - All General Intangibles;

vii. Equipment - All Equipment,

viii. Fixtures - All Fixtures;

ix. Deposit Accounts - All Deposit Accounts (including any Permitted Investments that constitute Deposit Accounts);

x. Goods - All Goods;

xi. Letter of Credit Rights – All Letter of Credit Rights;

xii. Supporting Obligations – All Supporting Obligations;

xiii. Investment Property - All Investment Property (including any Permitted Investments that constitute Investment Property);

xiv. Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule 5.20 (as amended or supplemented from time to time);

xv. Property in Lender’s Possession - All Property of Borrower, now or hereafter in Lender’s possession;

xvi. Additions – All additions to, accessions to, substitutions for, replacements of, and supporting obligations of the foregoing property described in clauses (i) through (xv); and

xvii. Proceeds - The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (xv).

3.2. Lien Documents: At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate;

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions:

a. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder and the delivery of motor titles with Lender’s lien noted thereon. At Lender’s reasonable request, Borrower shall also promptly deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein. Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4. Searches, Certificates:

a. Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

b. Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5. Landlord’s and Warehouseman’s Waivers; Access Agreements: Borrower will use its best efforts to cause each owner of any premises occupied by Borrower or to be occupied by Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

3.6. Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.7. Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) after an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral, including without limitation, the notification of Account Debtors of Lender’s security interest in any such Collateral.

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1. Resolutions, Opinions, and Other Documents: Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, the Notes and each of the other Loan Documents all properly executed;

b. financing statements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c. certified copies of (i) resolutions of Borrower’s board of directors’ authorizing the execution, delivery and performance of this Agreement, the Notes and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower’s articles or certificate of incorporation and by-laws;

d. an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

e. a written opinion of Borrower’s independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

f. a collateral audit of Borrower’s assets, liabilities, books and records, satisfactory in all respects to Lender;

g. such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

h. payment by Borrower of all fees including, without limitation, Revolving Credit Closing Fee and Expenses associated with the Loans;

i. Searches and certificates required under Section 3.4;

j. Insurance certificates and policies as required under Section 6.2;

k. an initial Borrowing Certificate dated the Closing Date;

l. instruments and agreements required under Section 3.5; and

m. such other documents reasonably required by Lender.

4.2. Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3. Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4. Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5. Closing: Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”).

4.6. Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.7. Conditions for Future Advances: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

a. This Agreement and each of the other Loan Documents shall be effective;

b. No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

c. No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

d. Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.2 hereof;

e. No Lien (other than a Permitted Lien) has been imposed on Borrower; and

f. Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, Borrower warrants and represents to Lender that:

5.1. Organization and Validity:

a. Borrower (i) is a corporation, duly organized and validly existing under the laws of the State of Delaware, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is shown on Schedule 5.1 attached hereto and made part hereof.

b. To the best of Borrower’s knowledge the making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or the charter, minutes or bylaw provisions of Borrower, or of Borrower’s stockholders agreement, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its charter, minutes or bylaw provisions, or of Borrower’s stockholders agreement.

c. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

d. This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Places of Business: The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule 5.2 attached hereto and made part hereof.

5.3. Pending Litigation: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority except as shown on Schedule 5.3 attached hereto and made part hereof. To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower in any court or before any Governmental Authority.To its knowledge, Borrower is not in default with respect to any order of any Governmental Authority. To the knowledge of Borrower, no shareholder or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4. Title to Properties: Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5. Governmental Consent: Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower.

5.6. Taxes: All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.7. Financial Statements: The annual audited consolidated (if applicable) balance sheet of Borrower as of December 31, 2023, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Borrower’s independent certified public accountants (complete copies of which have been delivered to Lender), and the interim consolidated (if applicable) balance sheet of Borrower as of December 31, 2024, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of such dates and the results of its operations for such periods. The fiscal year for Borrower currently ends on December 31. Borrower’s federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule 5.7 attached hereto and made part hereof.

a. The Audited financial statements (form 10K) of the Borrower and Subsidiaries on a consolidated basis no later than 90-days after fiscal year end. Audited financial statements should be free of material qualifications and accompanied by the Management Letter to the extent that one is prepared by the CPA.

b. An Accounts Receivable Aging Report of the Borrower in form reasonably satisfactory to the Bank due in conjunction with the annual financial statements of the Borrower.

c. An Inventory Report of the Borrower in form reasonably satisfactory to the Lender due in conjunction with the annual financial statements of the Borrower.

d. Current Personal Financial Statement for each personal Guarantor, executed on Lender form with all schedules completed, concurrent with the fiscal year-end financial statement of the Borrower.

e. In conjunction with the submission of the fiscal-year end reporting package, a listing of all operating subsidiaries (stores) that have opened or closed over the 12-month period shall be provided to the Lender along with all necessary KYC documentation. Upon successful completion of KYC, all newly formed subsidiaries to become party to the loan agreement via the execution of a joinder agreement.

f. The Accountant prepared quarterly financial statement (Form 10Q) of the Borrower and Subsidiaries on a consolidated basis no later than 45-days after each quarter period end (6/30, 9/30, 12/31).

g. The signed Tax Returns of the personal Guarantor(s) accompanied by Form 8879 if filed electronically by a CPA.

h. Concurrent with the Quarterly and Annual financial statements the Borrower shall submit a Covenant Compliance Certificate with Covenant calculations certified by an authorized signer

5.8. Full Disclosure: The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could have a Material Adverse Effect.

5.9. Subsidiaries: Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule 5.9 attached hereto and made part hereof.

5.10. Investments, Guarantees, Contracts, etc.:

a. Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except as shown on Schedule 5.10(a) attached hereto and made part hereof.

b. Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule 5.10(b) attached hereto and made part hereof.

c. Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11. Government Regulations, etc.:

a. The use of the proceeds of and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c. As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi-employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates. All Employee Benefit Plans and multi-employer pension plans in which Borrower participates are shown on Schedule 5.11(c) attached hereto and made part hereof.

d. Borrower is not in violation of or receipt of written notice that it is in violation of any Requirement of Law (including, without limitation, Environmental Laws), a violation of which causes or could cause a Material Adverse Effect.

e. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12. Business Interruptions: Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower. No labor contract of Borrower is scheduled to expire prior to the Revolving Credit Maturity Date.

5.13. Names and Intellectual Property:

a. Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.13(a) attached hereto and made part hereof. Borrower is the sole owner of all names listed on such Schedule 5.13(a) and any and all business done and all invoices issued in such trade names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

b. All trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use are shown on Schedule 5.13(b) attached hereto and made part hereof and Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule 5.13(b). Borrower is not in violation of any rights of any other Person with respect to such Property.

c. Except as shown on Schedule 5.13(b) attached hereto and made part hereof, (i) Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14. Other Associations: Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as shown on Schedule 5.14 attached hereto and made part hereof.

5.15. Environmental Matters: Except as shown on Schedule 5.15 attached hereto and made part hereof:

a. To the best of Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. To the best of Borrower’s knowledge after due inquiry, Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

d. Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending , or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Borrower’s business, financial condition, Property or prospects under any Environmental Law.

5.16. Regulation O: No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17. Capital Stock: The authorized and outstanding Capital Stock of Borrower is as shown on Schedule 5.17 attached hereto and made part hereof. All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule 5.17 there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower. Except as shown on Schedule 5.17 Borrower has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18. Solvency: After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19. Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule 5.19 attached hereto and made part hereof under Borrower’s name, Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future.

5.20. Commercial Tort Claims: As of the Closing Date, Borrower is not a party to any Commercial Tort Claims, except as shown on Schedule 5.20 attached hereto and made part hereof.

5.21. Letter of Credit Rights: As of the Closing Date, Borrower has no Letter of Credit Rights, except as shown on Schedule 5.21 attached hereto and made part hereof.

5.22. Deposit Accounts: All Deposit Accounts of Borrower are shown on Schedule 5.22 attached hereto and made part hereof.

5.23. Anti-Terrorism Laws:

a. General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

6.1. Payment of Taxes and Claims: Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2. Maintenance of Properties and Corporate Existence:

a. Property - Borrower shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower.

b. Property Insurance, Public and Products Liability Insurance, - Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement), (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower. At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Acord Form-27. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, exercisable at Lender’s option to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Lender, promptly, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

c. Financial Records - Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date without the prior written consent of Lender.

d. Corporate Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises. Borrower shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or the conduct of its businesses.

e. Compliance with Laws - Borrower shall be in compliance with any and all Requirements of Law to which it is subject, whether federal, state or local, including, without limitation, Environmental Laws. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower.

6.3. Business Conducted: Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date.

6.4. Litigation: Borrower shall give prompt notice to Lender of any litigation claiming in excess of [One Hundred Thousand and 00/100 Dollars ($100,000.00)] from Borrower, or which may otherwise have a Material Adverse Effect.

6.5. Issue Taxes: Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.6. Bank Accounts: Borrower shall maintain its major depository and disbursement account(s) with Lender.

6.7. Employee Benefit Plans: Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8. Financial Covenants: Borrower shall maintain and comply with the following financial covenants as set forth of Schedule ___ hereto [Choose from list on Schedule 6.8]:

a. Maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.25x. “Debt Service Coverage Ratio” means the ratio of Cash Flow to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations plus interest expense on all obligations. “Cash Flow” is defined as (a) net income after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation depletion and amortization, (d) plus interest expense on all obligations and (e) minus dividends, withdrawals and other distributions. This ratio will be calculated at the end of each reporting period for which Peapack-Gladstone Bank requires financial statements from the Borrower, using the result of the twelve-month period ending with that reporting period – tested annually.

b. Subject to a 30 consecutive day clean-down provision to $2,500,000 – tested annually.

c. Liquidity of $1,000,000 at all times – tested quarterly. Liquidity will be measured by cash and marketable securities listed on the balance sheet. At Lender

6.9. Financial and Business Information: Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

i. The Audited financial statements (form 10K) of the Borrower and Subsidiaries on a consolidated basis no later than 90-days after fiscal year end. Audited financial statements should be free of material qualifications and accompanied by the Management Letter to the extent that one is prepared by the CPA.

ii. An Accounts Receivable Aging Report of the Borrower in form reasonably satisfactory to the Bank due in conjunction with the annual financial statements of the Borrower.

iii. An Inventory Report of the Borrower in form reasonably satisfactory to the Lender due in conjunction with the annual financial statements of the Borrower.

iv. Current Personal Financial Statement for each personal Guarantor, executed on Lender form with all schedules completed, concurrent with the fiscal year-end financial statement of the Borrower.

v. In conjunction with the submission of the fiscal-year end reporting package, a listing of all operating subsidiaries (stores) that have opened or closed over the 12-month period shall be provided to the Lender along with all necessary KYC documentation. Upon successful completion of KYC, all newly formed subsidiaries to become party to the loan agreement via the execution of a joinder agreement.

vi. The Accountant prepared quarterly financial statement (Form 10Q) of the Borrower and Subsidiaries on a consolidated basis no later than 45-days after each quarter period end (6/30, 9/30, 12/31).

vii. The signed Tax Returns of the personal Guarantor(s) accompanied by Form 8879 if filed electronically by a CPA;

b. Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

c. Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00); and

d. Securities and Other Reports - if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

6.10. Officers’ Certificates: Along with the set of financial statements delivered to Lender at the end of each fiscal quarter pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Borrower shall deliver to Lender a certificate (“Covenant Compliance Certificate”) (in the form of Exhibit D attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

a. Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

b. Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11. Field Exams, Audits and Inspection; Appraisals: Borrower shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower (provided that, while an Event of Default exists, Lender may make such field exams, visits and inspections at any time without prior notice) to examine and audit all of Borrower’s Collateral, books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower’s expense at the standard rates charged by Lender for such activities, plus Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses). However, unless a Default or Event of Default has occurred and is continuing, Borrower shall not be responsible for the expense of audits, field exams and/or inspections conducted more than once per year. Appraisals shall be done by an appraiser reasonably acceptable to Lender and shall be in form and substance satisfactory to Lender.

6.12. Other Reports: Borrower agrees that, if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

6.13. Information to Participant: Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.14. Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.15. Places of Business: Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that Borrower may not establish any place of business outside of the United States except as otherwise set forth in Schedule 5.2.

6.16. Commercial Tort Claims: Borrower will immediately notify Lender in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations. Borrower authorizes Lender to file (without Borrower’s signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.17. Letter of Credit Rights: Borrower shall provide Lender with written notice of any letters of credit for which Borrower is the beneficiary. Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.18. Electronic Transmission: Borrower shall cooperate with Lender in the establishment and maintenance of a daily electronic monitoring and reporting system with respect to Borrower’s Inventory and Accounts and the collection of all proceeds with respect thereto. Notwithstanding the above, Lender shall exercise reasonable care in the downloading and management of any data or information with respect to such reporting system, and shall be held responsible for any negligence or misconduct in relation to the same.

SECTION VII. BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

7.1. Merger, Consolidation, Dissolution or Liquidation:

a. Borrower shall not engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale.

b. Borrower shall not merge or consolidate with any other Person or commence a dissolution or liquidation without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

7.2. Acquisitions: Borrower shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

7.3. Liens and Encumbrances: Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries:

a. Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

b. Borrower shall not create or acquire any Subsidiary without the prior consent of the Lender, which consent will not be unreasonably withheld provided Borrower maintains its financial covenants

7.5. Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6. Distributions, Bonuses and Other Indebtedness: Borrower shall not: (a) declare or pay or make any forms of Distribution to holders of Borrower’s Capital Stock; (b) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (c) make any payments on Subordinated Debt which would cause the Adjusted Net Worth to be less than the Adjusted Net Worth required to be maintained under Section 6.8(b).

7.7. Loans and Investments: Borrower shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments, unless such loans, advances, extensions of credit or capital contributions, or investments are made in the ordinary course of business and do not materially affect the Borrower’s ability to repay the Loan.

7.8. Use of Lenders’ Name: Borrower shall not use Lender’s name in connection with any of its business operations, except as required for regulatory disclosures or reporting requirements, or with the prior written consent of the Lender. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9. Miscellaneous Covenants:

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower shall not carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10. Jurisdiction of Organization: Borrower shall not change its jurisdiction of organization.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments - (i) if Borrower fails to make any payment of principal or interest under the Obligations on the date such payment is due and payable [or (ii) if Borrower fails to pay any Overadvance or amounts due under any Hedging Agreement on the date such payment is due and payable; provided that for subsection (ii) above, Borrower shall have a grace period of no more than two (2) days, provided further that such grace period shall be utilized no more than once in any twelve (12) month period]; or

b. Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement or any Hedging Agreement on the date such payment is due and payable provided that Borrower shall have a grace period of no more than two (2) days, provided further that such grace period shall be utilized no more than once in any twelve (12) month period; or

c. Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.2(b), 6.8, 6.9, 6.10, 6.11 and 6.18 and Section 7 for which no cure period shall exist), such failure continues for fifteen (15) days after the occurrence thereof; or

d. Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

e. Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of [One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00)] in the aggregate with respect to any portion of any Property of Borrower; or

f. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents, any Hedging Agreement or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

g. Cross Default - (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower in excess of [One Hundred Thousand and 00/100 Dollars ($100,000.00)] in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness which is in excess of One Hundred Thousand and 00/100 Dollars ($100,000) the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

h. Other Agreements with Lender and Affiliates - if Borrower or any Guarantor breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Hedging Agreement, guaranty, or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower or Guarantor and Lender or any Affiliate of Lender; or

i. Judgments - if any final judgment for the payment of money in excess of [Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00)] in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

j. Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

k. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

l. Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for Borrower’s Property; or

m. Execution Process, etc. - the issuance of any execution or distraint process against any Property of Borrower; or

n. Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

o. Pension Benefits, etc. - if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

p. Change of Control - if there shall occur a Change of Control; or

q. Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower shall assert any of the foregoing; or

r. Material Adverse Effect – if there is any change in Borrower’s financial condition which has or would be reasonably likely to have a Material Adverse Effect, or

s. Other Loan Documents - if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Documentafter the giving of any required notice and the expiration of applicable cure periods.

8.2. Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit.

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Revolving Credit and declare the Obligations, immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations.

c. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

ii. By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

iii. Require Borrower at Borrower’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

iv. The right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at law are inadequate.

d. Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4. Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5. Set-Off: In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents or any Hedging Agreement (each of which is also then exercisable by Lender or its Affiliate as applicable), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower or Guarantor with Lender, or of Borrower with any other subsidiary of Lender or Bank Affiliate or any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

If any bank account of Borrower with Lender, any other subsidiary of Lender or Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION IX. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW JERSEY. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2. Integrated Agreement: The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3. Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified. Lender, in its sole discretion, may charge Borrower a fee in consideration for waiving any Default or Event of Default.

9.4. Indemnity:

a. Borrower releases and shall indemnify, defend and hold harmless Lender and its Affiliates and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents and any Hedging Agreement, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents and any Hedging Agreement, (iii) Borrower’s failure to comply with any Requirement of Law (including, without limitation, Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender or its Affiliates arising out of any transaction whether hereunder or in any way related to the Loan Documents or Hedging Agreements and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender or its Affiliates constituting willful misconduct or gross negligence.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. However, if Borrower makes payments due hereunder via the Automated Clearing House system or under Lender’s Automatic Funds Transfer arrangement and such payment is due on a day that is not a Business Day, then Lender shall debit Borrower’s account on the last Business Day of the preceeding month. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.6. Expenses of Lender: At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the “Expenses”);

9.7. Brokerage: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8. Notices:

a. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile or electronically, and by signatures delivered in “PDF” format by electronic mail or other electronic formats. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on Borrower, the Guarantors, and Lender. Lender may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile, electronic or “PDF” document or signature.

b. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by electronic mail or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Peapack-Gladstone Bank
500 Hills Drive, Suite 300
P.O. Box 700
Bedminster, New Jersey 07921-1538
Attention: Commercial Lending

With copies to:	Cahill, Wilinski, Rhodes & Joyce, P.C.
89 Haddon Ave, Suite A
Haddonfield, NJ 08033
Attention: Marcus J. Mies, Esq.

If to Borrower to:	Fly-E Group Inc.
136-40 39th Avenue
Flushing, NY 11354

c. Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

d. Lender shall be fully entitled to rely upon any electronic transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Section 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

9.11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions or other person in the business of commercial lending or holding commercial loans, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12. Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13. Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14. Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16. Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17. Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender’s request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose. In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18. Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of New Jersey or the United States District Court for the District of New Jersey in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19. Additional Documentation: Borrower shall execute and/or re-execute, and cause any other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20. Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.21. Consequential Damages: Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT

WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

FLY-E GROUP, INC., Borrower

By:	/s/ Zhou Ou
Zhou Ou, CEO

FLY E-BIKE, INC., Borrower

By:	/s/ Zhou Ou
Zhou Ou, CEO

FLY EV, INC., Borrower

By:	/s/ Zhou Ou
Zhou Ou, CEO

PEAPACK-GLADSTONE BANK, Lender

By:	/s/ Ling Li_
Ling Li, Senior Managing Director

EXHIBIT A

FORM OF AUTHORIZATION CERTIFICATE

A-1

EXHIBIT B

FORM OF REVOLVING CREDIT ADVANCE REQUEST

B-1

EXHIBIT C

BORROWING BASE CERTIFICATE

C-1

EXHIBIT D

COVENANT COMPLIANCE CERTIFICATE

D-1